Exhibit 99.1

Interlink Electronics Announces Revenue Record for Fourth Quarter, 2004

The Company Also Expects A Net Loss Due To Higher Than Anticipated Sarbanes-Oxley Implementation Costs

Camarillo, California – January 11, 2005 – Interlink Electronics, Inc. (NASDAQ:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today provided updated guidance for its expected fourth quarter, 2004 financial results. The Company expects to report record revenues of approximately $10.4 million, a 10% increase over revenues of $9.4 million in the third quarter of 2004. Because of substantial costs related to the implementation of procedures required by Rule 404 of the Sarbanes-Oxley Act of 2002, Interlink also now expects to report a net loss of $350,000 to $450,000 for the quarter. Total costs associated with the implementation of these procedures are expected to be approximately $700,000 in fourth quarter, 2004. In Interlink’s third quarter, 2004 earnings conference call on October 28, 2004, the Company provided guidance that fourth quarter, 2004 revenues would grow by 10% from third quarter, 2004 and that the Company expected to break even for the quarter. Actual 2004 financial results are subject to audit and will be announced in an earnings conference call in early March.

“Interlink posted a 16% sequential growth in the third quarter of this year. On top of that performance, we expect to deliver a 10% sequential improvement in the fourth quarter,” said E. Michael Thoben, Chairman, CEO and President. “Our Home Entertainment and E-transactions segments had a banner fourth quarter and second half of 2004. This success is largely attributed to the signing of major accounts in each of these segments as discussed in our third quarter conference call. Additionally, our Specialty Components segment closed the year with great momentum, as we announced last week our first customer shipments of our new MicroNav™ technology to industry leaders of consumer handhelds, such as iRiver for its recently introduced H10 MP3 player and to Siemens for its new EMOTY CX70 cellular phone.”

“Unfortunately, all of us are new to the implementation of Sarbanes-Oxley Rule 404 and the initial estimates by the accounting firms and consultants, as well as government, grossly underestimated the cost to public companies,” said Mr. Thoben. “With the bulk of these costs behind us, we believe the on-going maintenance costs of Sarbanes-Oxley will be a fraction of the costs incurred in the implementation phase and thus we predict a return to profitability in the first quarter of 2005.”

For an overview of the Company’s current business segments and strategies, Interlink will be providing a webcast of its presentation at the Needham Investor Conference today. The broadcast will be at 10:00 a.m. ET on January 11, 2005. A live audio webcast of the presentation will be accessible at http://wsw.com/webcast/needham10/link/ or through the Investor Relations section of our Web site at www.interlinkelectronics.com.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the design and manufacture of intuitive interface technologies and products for business and home applications. Creating today’s interface standards, our Business Communications, E-Transactions, Home Entertainment and Specialty Components businesses have established Interlink as the industry’s comprehensive source for branded and OEM solutions. Customers who buy our products through our OEM channel include Dell, Hewlett Packard, IBM, InFocus, Microsoft, NEC, Panasonic, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative technologies and solutions, Interlink Electronics, Inc. serves a global customer-base from its corporate headquarters in Camarillo, California and offices in Tokyo, Taiwan, China and Hong Kong. The Company currently holds numerous patents on sensor technologies, e-signature technologies, wireless communications protocols and product design properties. See LINK online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/.

All registrations and trademarks are properties of their respective owners.

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, fourth quarter sales growth and net loss, fourth quarter and future Sarbanes-Oxley costs, technology investment, industry product and technology acceptance and future business activities should be considered in light of these factors.

Contacts:

Interlink Electronics, Inc.

546 Flynn Rd, Camarillo, CA 93012

http://www.interlinkelectronics.com

Media Contact:

Keith M. Roberts

Director, Corporate Communications

(805) 484-8855, ext. 130

kroberts@interlinkelectronics.com

Investor Relations: Michelle Lockard Investor Relations Coordinator (805) 484-8855, ext. 114 mlockard@interlinkelectronics.com

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